Exhibit (d)(3)

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (the “Agreement”) is made as of the 22nd day of March 2022 (the “Effective Date”), by and between LA JOLLA PHARMACEUTICAL COMPANY (“LA JOLLA”), a Delaware corporation, with its principal place of business located at 201 Jones Road, Suite 400, Waltham, Massachusetts 02451, United States, and INNOVIVA, INC. (“COMPANY”), with offices located at 1350 Old Bayshore Highway, Suite 400, Burlingame, California 94010, United States. La Jolla and Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are interested in discussing a possible business transaction (a “Transaction”), and in so doing, may disclose or make available to each other certain confidential and proprietary information and materials pertaining to their respective businesses, and neither Party is willing to proceed with these discussions unless they have an agreement restricting further disclosure or use of Confidential Information as defined below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1. Confidential Information. “Confidential Information” shall mean all non-public or proprietary information, data and knowledge (whether in written, oral, electronic, graphic, web-based, or machine-readable form) directly or indirectly furnished, provided or disclosed by a Party or any of its subsidiaries or affiliates (the “Disclosing Party”) to the other Party or any of its subsidiaries or affiliates (the “Receiving Party”) in connection with a Transaction, including without limitation: (i) proprietary scientific data or information, designs, plans, specifications, flow charts, techniques, methods, processes, procedures, biotechnology procures, clinical procedures, standard operating procedures, formulas, discoveries, inventions, improvements, charts, diagrams, graphs, models, sketches, writings and all other information, data or knowledge; (ii) all technical data, research, experimental results, and information; (iii) all trade secrets and other proprietary ideas, inventions, concepts, patent applications, know-how and methodologies and all proprietary information related to current and future products; (iv) all financial information and data, pricing, marketing strategies, business methods, product plans, standard operating procedures, budgets, forecasts, customer lists, supplier information, information discovered during an audit, and other inside information; (v) third party information that the Disclosing Party is obligated to keep confidential; (vi) the existence of this Agreement and any discussions or negotiations between the Parties in respect of a Transaction; (vii) information that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be considered confidential; and (viii) all materials of any nature prepared by the Receiving Party or others for the Receiving Party containing or reflecting any portion of the Confidential Information of the Disclosing Party.

2. Exclusions. Confidential Information shall not include, as evidenced by the Receiving Party’s or its Representatives’ contemporaneous written records or is otherwise sufficiently substantiated, information which: (i) is now in the public domain or which subsequently enters the public domain (other than as a result of a breach of this Agreement); (ii) was obtained on a non-confidential basis by the Receiving Party or its Representatives from a source other than the Disclosing Party without the Receiving Party’s knowledge that such source is in breach of any obligation to the Disclosing Party; (iii) was in the Receiving Party’s or its Representatives’ possession prior to its being furnished to the Receiving Party hereunder, provided the source of that information was not known by Receiving Party to be bound by a confidentiality agreement with or other continual, legal or fiduciary obligation of confidentiality to Disclosing Party; or (iv) was independently developed by or for the Receiving Party or its Representatives without use of or reference to the Disclosing Party’s Confidential Information.

3. Use of Confidential Information. Each Party agrees to use Confidential Information received from the other Party only (i) to evaluate a Transaction, and (ii) to pursue, negotiate and document a Transaction after the Parties have agreed to do so, and for no other purpose. The Receiving Party will take all commercially reasonable measures to avoid disclosure, dissemination, or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential and proprietary information of a similar nature. Except as expressly provided herein, the Receiving Party agrees, and shall direct its Representatives, to hold in confidence and not publish or disclose Confidential Information to anyone (other than the Representatives) without the prior written consent of the Disclosing Party. The Receiving Party will restrict the disclosure, possession, knowledge, and use of Confidential Information to its employees, officers, directors and advisors (including financial advisors, legal counsel, consultants and accountants) who receive the Confidential Information from the Receiving Party and are acting on its behalf (collectively, “Representatives”) who have a need to know such Confidential Information in connection with evaluating or pursuing a Transaction and who have been instructed to comply with the confidentiality obligations contained herein. Notwithstanding anything to the contrary, receipt of Confidential Information shall not be imputed to an affiliated entity of the Receiving Party solely by virtue of the fact that certain of its employees serve as directors of such affiliated entity so long as such employees do not (x) convey, share, use or otherwise communicate Confidential Information to such affiliated entity (including to its other directors, officers or employees), or (y) use Confidential Information otherwise than in connection with the Transaction. Each Party hereto shall (i) direct its Representatives to comply with the confidentiality obligations contained herein and (ii) be responsible for any breach of this Agreement by its Representatives. Each of the Parties agrees that it will not attempt to or assist others to modify, reverse engineer, decompile, create other works from, or disassemble any Confidential Information of the other Party without the prior written consent of such other Party.

4. Disclosure Required by Law. The non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that the Receiving Party is legally required to disclose pursuant to any valid judicial action, order of the court or other governmental body; provided, however, that the Receiving Party shall notify the Disclosing Party and provide the disclosure request (such notice and documentation to the extent permitted and reasonably practicable) prior to the disclosure of Confidential Information and allow the Disclosing Party the opportunity to contest and avoid such disclosure (at the Disclosing Party’s sole expense), and further provided that the Receiving Party shall disclose only that portion of such Confidential Information that it is legally required to disclose. Notwithstanding the foregoing, and for the avoidance of doubt, disclosures pursuant to this Section 4 shall retain their confidential status. Notwithstanding the foregoing, the Receiving Party will be permitted to disclose the Confidential Information or any portion thereof in response to any audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor in the ordinary course which audit, examination or blanket request does not target the Disclosing Party, its business or the Transaction, and the Receiving Party will use commercially reasonable efforts to notify the Disclosing Party of any such disclosure.

5. Ownership of Confidential Information; Acknowledgement. Confidential Information shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no right, title or interest in or to such Confidential Information. Except as expressly provided herein, nothing in this Agreement expressly or impliedly grants to Receiving Party any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademark, or other intellectual property rights. Except as stated herein, neither Party makes any express or implied warranty or representation concerning the accuracy or completeness of the Confidential Information, or fitness for a particular purpose.

6. Notice of Unauthorized Use. The Receiving Party will notify the Disclosing Party as promptly as reasonably practicable upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party will cooperate with the Disclosing Party in every commercially reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

7. Privacy. Any Confidential Information containing personal data shall be handled in accordance with all applicable privacy laws, rules and regulations including, but not limited to, the European Data Protection Directive [EC/95/46]. In the event that the Parties wish to share protected health information, the Parties will enter into a separate agreement that meets the requirements of applicable privacy and security laws, rules, and regulations, including the Health Insurance Portability and Accountability Act of 1996, as amended, and applicable regulations.

8. Securities Law Acknowledgement. The information provided herein may be considered “material information” under the Securities Exchange Act of 1934, as amended, and other state and federal securities laws, rules, and regulations (“SEC”). Each Party acknowledges that the other Party is a publicly traded corporation and that trading in each Party’s securities is subject to regulation under the SEC.

9. No Press Releases. Neither Party shall make any press release or other public statements regarding or mentioning the other Party or this Agreement or refer to or mention the other Party in any document made available to the public, without the prior written consent of such other Party.

10. No Implied Rights. The Receiving Party does not acquire any intellectual property or other rights of the Disclosing Party under this Agreement, by implication, estoppel or otherwise, except the limited rights described in Section 3 above.

11. No Ownership Transfer, Copying, Return/Destruction. Confidential Information will remain the property of the Disclosing Party and may not be copied or reproduced without the prior written consent of the Disclosing Party (except in furtherance of the Transaction and subject to the terms set forth in Section 3). All Confidential Information will be returned to the Disclosing Party or destroyed by the Receiving Party within thirty (30) days after written request by the Disclosing Party, and all copies, extracts, summaries, or other disclosures thereof will be delivered to the Disclosing Party or destroyed by the Receiving Party within said thirty (30) day period or destroyed. If any such materials are destroyed by the Receiving Party, the Receiving Party will deliver to the Disclosing Party a written notice (email will suffice) confirming the destruction of such materials. Notwithstanding the foregoing, (i) the Receiving Party may retain for archival or evidentiary purposes one (1) copy of written manifestations of Confidential Information for the sole purpose of determining its obligations under this Agreement, (ii) any return or destruction is subject to applicable law, regulation, and document retention and compliance policies, and (iii) nothing shall require the erasure, deletion, alteration or destruction of back-up tapes and other back-up media made in the ordinary course of business.

12. Independent Development; Residuals. The Disclosing Party acknowledges that Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

13. Term of Obligations. Each Party’s confidentiality and non-use obligations hereunder shall remain in effect for three (3) years from the Effective Date. This Agreement is intended to cover Confidential Information received by the Receiving Party in connection with the Transaction both prior and subsequent to the date hereof.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to its conflicts of law provision and shall be binding upon the parties hereto in the United States and worldwide. If either Party institutes any legal action, suit or proceeding arising under this Agreement, it will do so solely in the federal or state courts located in the State of Delaware, and the Party against whom the action is institutes hereby waive any objection to such venue.

15. Remedies. Each Party agrees that its obligations hereunder are necessary and reasonable in order to protect the other Party and the other Party’s business, and expressly agrees that monetary damages may be inadequate to compensate the other Party for any breach of this Agreement. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other Party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other Party may be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach.

16. Limited Relationship. This Agreement shall not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each Party shall act as an independent contractor and not as an agent of the other Party for any purpose, and neither shall have the authority to bind the other.

17. Other Businesses. It is expressly understood and agreed that nothing herein shall be construed to limit or prevent in any manner (i) the operation by the Receiving Party of any current or prospective lines of business, even such lines of business engaged in or proposed to be engaged in by the Disclosing Party, (ii) the investment or consideration for investment by the Receiving Party in any entity, even those entities engaged in the same or related businesses as those engaged in or proposed to be engaged in by the Disclosing Party, or (iii) the participation in any capacity by the Receiving Party in the operation of any existing or future portfolio company, by virtue of having received the Confidential Information.

18. Notices. Notices or other communications required under this Agreement shall be given to the appropriate Party at the address specified above.

19. Miscellaneous. This Agreement shall be binding upon the successors and permitted assigns of such Party and shall inure to the benefit of, and be enforceable by, such successors and assigns, and any officers or directors thereof. No waiver, alteration, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Party to be bound. This Agreement is the entire agreement between the Parties concerning the disclosure of Confidential Information and supersedes all prior oral and written agreements between them regarding the same. No waiver by a Party of a breach of a term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of such breach of any term of this Agreement. This Agreement may be executed by the Parties in counterparts, each of which shall constitute an original document and all of which together shall constitute one agreement, and by electronic means (including DocuSign or other e-signature applications).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Larry G. Edwards
Name: Larry G. Edwards
Title: President & CEO

INNOVIVA, INC.

By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: CEO